EXHIBIT 99.1

            READER'S DIGEST COMPLETES REIMAN PUBLICATIONS ACQUISITION
                      AND $950 MILLION SYNDICATED FINANCING


PLEASANTVILLE, N.Y., May 20, 2002--The Reader's Digest Association, Inc. (NYSE:
RDA, RDB) today completed its acquisition of the businesses of Reiman Publications LLC, a publisher of cooking, gardening, country lifestyle and nostalgia magazines and books in the United States and Canada. The purchase price was $760 million in cash.

         Reader's Digest today also completed arrangements for $950 million of five- and six-year syndicated term loan financing. This financing is being used by the company to fund the purchase price for the Reiman acquisition, to fund the repurchase of $100 million of Class B Voting Common Stock in connection with the Company's previously announced recapitalization, and to refinance some existing borrowings. The financing was arranged by JPMorgan and Goldman Sachs and includes participation by more than 80 other banks and institutional lenders.

         "We are delighted to have closed the acquisition of Reiman's businesses and we look forward to achieving the growth and synergies we have projected from those businesses. We are gratified by the financial community's response and pleased to have arranged the financing on favorable terms," said Thomas O. Ryder, Chairman and CEO of Reader's Digest.

         Reiman is expected to contribute more than $300 million in revenues and more than $70 million in EBITDA to Reader's Digest, joining QSP and Books Are Fun as higher-margin units that together will generate about $1 billion in sales. The addition of Reiman will significantly reduce the contribution of sweepstakes promotions to total U.S. revenues.

         Reiman publishes 12 bimonthly magazines with an aggregate circulation of 16 million subscribers. Seven of the magazines are among the top 100 in the United States in circulation. The largest, TASTE OF HOME, is the nation's top-selling food magazine. It has 4.6 million subscribers, more than BON APPETIT, GOURMET, FOOD & WINE and COOKING LIGHT combined. TASTE OF HOME has been developed into a franchise, leading to magazine spin-offs such as QUICK COOKING and LIGHT & TASTY, as well as cookbooks and other ancillary products. TASTE OF HOME traveling cooking schools visit more than 250 cities each year. This fall, there will be a TASTE OF HOME exposition in Milwaukee, with plans to expand the consumer show to other cities in 2003. The company also recently signed an agreement to license cookware.

         Other Reiman titles include COUNTRY, COUNTRY WOMAN, BIRDS & BLOOMS, REMINISCE, FARM & RANCH LIVING, CRAFTING TRADITIONS and COUNTRY DISCOVERIES. Reiman publishes other books and has a mail-order business and a visitors' center that draws more than 150,000 customers and guests a year. Its Web site, www.reimanpub.com, sells a variety of products online. Reiman generates most of
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its income from magazines and books sold through direct mail. It has a proprietary database of more than 32 million individuals. The company celebrates traditional American life, appealing to a broad-based audience with a focus on food and country lifestyles. Enthusiastic readers submit stories, recipes and photos for publication in the magazines.

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         The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Revenues were $2.5 billion for the fiscal year ended June 30, 2001. Products include Reader's Digest magazine, the most widely read magazine in the world, published in 19 languages, 48 editions and more than 60 countries. Global headquarters are located at Pleasantville, New York. For information, visit www.rd.com.
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         This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. Some of these risks and uncertainties include factors relating to the ability to integrate the acquired businesses successfully and realize expected synergies, the continued strength of the acquired businesses' relationships with its employees, suppliers and customers, and the accuracy of the basis for forecasts relating to the acquired businesses. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

         THE READER'S DIGEST ASSOCIATION, INC.

         Media: William Adler, (914) 244-7585 william.adler@rd.com
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         Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com
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